Exhibit 3.3

FORM OF AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
FANTEX, INC.

It is hereby certified that:

1.             The name of the corporation is Fantex, Inc.

2.             The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was September 14, 2012.

3.             This Amended and Restated Certificate of Incorporation of the Corporation, which restates and also further amends the provisions of the Corporation’s Certificate of Incorporation, has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with Sections 242 and 245 of the Delaware General Corporation Law and by the written consent of its stockholders in accordance with Section 228 of the Delaware General Corporation Law.

4.             The original Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is Fantex, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle.  The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

PURPOSE AND DURATION

The purpose of the Corporation is to engage in any lawful activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the “DGCL”).  The Corporation is to have a perpetual existence.

ARTICLE IV

CAPITAL STOCK

Section 1.              Capital Stock

(a)           Authorized Capital Stock.  The total number of shares of stock which the Corporation is authorized to issue is 1,500,000,000, all of which shall be Common

Stock, par value $0.0001 per share (the “Common Stock”).

(b)           Reclassification of Existing Common Stock.  Upon this Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) becoming effective pursuant to the DGCL (the “Effective Time”), each share of the Corporation’s common stock, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time (the “Existing Common Stock”) will automatically be reclassified into and become one million shares of Platform Common Stock (as defined below).  Each certificate that theretofore represented shares of Existing Common Stock shall thereafter represent such number of shares of Platform Common Stock, into which the shares of Existing Common Stock represented by such certificate have been reclassified. The par value of such shares shall remain $0.0001 per shares following such reclassification.

(c)           Increase or Decrease in Authorized Capital Stock.  The number of authorized shares of Common Stock may, without a class vote, be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding capital stock, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL or successor provision thereof.

Section 2.              Common Stock.  Shares of Common Stock may be issued from time to time in one or more series, each of such series to have such terms as stated herein or in the resolution or resolutions providing for the establishment of such series adopted by the Board of Directors of the Corporation as hereinafter provided and set forth in a certificate of designation filed in connection with the DGCL (with respect to each such series, the “Certificate of Designation”).  Authority is hereby expressly granted to the Board of Directors of the Corporation to issue, from time to time, shares of Common Stock in one or more series, and, in connection with the establishment of any such series, the Certificate of Designation shall fix the designation of and the number of shares comprising such series, and such voting powers, full or limited, or no voting powers, and such other powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, if any, including, without limitation, dividend rights, conversion rights, redemption privileges and liquidation rights, as shall be stated in such Certificate of Designation, all to the fullest extent permitted by the DGCL and not inconsistent with the other provisions of this Certificate of Incorporation.  Without limiting the generality of the foregoing, the Certificate of Designation may, to the extent permitted by law, provide that such series shall be superior to, rank equally with or be junior to any other series of Common Stock.  The powers, preferences and relative, participating, optional and other special rights of each series of Common Stock, and the qualifications, limitations or restrictions thereof, if any, may be different from those of any and all other series at any time outstanding.  Except as otherwise expressly provided in the Certificate of Designation, no vote of the holders of shares of Common Stock (or any series of Common Stock) shall be a prerequisite to the issuance of any shares of any series of the Common Stock so authorized in accordance with this Certificate of Incorporation.

Section 3.              Platform Common Stock and Tracking Series Designations.  As of the Effective Time, 500,000,000 shares of Common Stock will initially constitute a series designated “Platform Common Stock” (the “Platform Common Stock”).  The holders of shares of Platform Common Stock and holders of shares of any Tracking Series shall have such rights as are set forth in the DGCL and, to the extent permitted hereunder, such additional rights as are set forth below:

(a)           Conversion.

(i)            Shares of Platform Common Stock shall not be convertible into shares of any other series of Common Stock that may be designated by the Board of Directors from time to time pursuant to Section 2 of this Article IV.

(ii)           Unless otherwise specified in the corresponding Certificate of Designation and to the extent that any shares of a Tracking Series have been issued and remain outstanding, at the option of the Corporation, exercisable at any time by resolution of its Board of Directors, each share of any Tracking Series will be converted into a number (or fraction) of fully paid and non-assessable shares of Platform Common Stock equal to the Applicable Conversion Ratio.  If the Corporation determines to convert shares of a Tracking Series into Platform Common Stock pursuant to this paragraph (a)(ii), such conversion will occur on a date and time fixed by the Board of Directors for the conversion of such Tracking Series, which shall occur on or prior to the 30th day following the applicable Determination Date.  The Corporation will not convert any shares of a series of a Tracking Series into shares of Platform Common Stock pursuant to this paragraph (a)(ii) without converting all outstanding shares of such Tracking Series into shares of Platform Common Stock in accordance with this paragraph (a)(ii).

(b)           Voting.

(i)            Holders of shares of Platform Common Stock shall have one vote per share of Platform Common Stock held by them.  Unless otherwise specified in the corresponding Certificate of Designation and to the extent that any shares of a Tracking Series have been issued and remain outstanding, holders of shares of any Tracking Series shall have one vote per share of such Tracking Series held by them.

(ii)           Except as otherwise expressly provided by this Certificate of

Incorporation (including any Certificate of Designation filed in respect of any Tracking Series) or as required by law, the holders of shares of Common Stock shall at all times (A) vote together with all other shares of Common Stock as a single class on all matters (including the election of directors) submitted to a vote or for the consent (if action by written consent of the stockholders is permitted at such time under this Certificate of Incorporation) of the stockholders of the Corporation, (B) be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation and (C) be entitled to vote upon such matters and in such manner as may be provided by applicable law.

(c)           Dividends.

(i)            Dividends on the Platform Common Stock may be declared and paid only out of the lesser of (A) assets of the Corporation legally available therefor and (B) the Platform Common Stock Available Dividend Amount.  If dividends or distributions are declared or paid in shares of Common Stock, the dividends or distributions payable to holders of Platform Common Stock shall be payable only in shares of Platform Common Stock.

(ii)           Unless otherwise specified in the corresponding Certificate of Designation and to the extent that any shares of a Tracking Series have been issued and remain outstanding, dividends on a Tracking Series may be declared and paid out of the lesser of (A) assets of the Corporation legally available therefor and (B) the Tracking Series Available Dividend Amount with respect to such Tracking Series.

(iii)          If, and so long as, any shares of a Tracking Series have been issued and remain outstanding, the Board of Directors will have the authority and discretion to declare and pay (or to refrain from declaring and paying) dividends, including, without limitation (but subject to paragraph (c)(i) above), dividends consisting of shares of any series of Common Stock, on outstanding shares of Platform Common Stock, or any other outstanding series of Common Stock, and in equal or unequal amounts (subject to applicable law), notwithstanding the relationship between or among the Platform Common Stock Available Dividend Amount and the applicable Tracking Series Available Amounts, if any, or the respective amounts of prior dividends declared on, or the liquidation rights of the Platform Common Stock or any other outstanding series of Common Stock, or any other factor.

(d)           Liquidation, Dissolution, etc.

(i)            In the event of a voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, including a Deemed Liquidation Event, the holders of shares of Common Stock will be entitled to receive out of the assets of the Corporation remaining for distribution to holders of Common Stock, an amount per share equal to the Fair Value of such share of Common Stock. If upon any such voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, including a Deemed Liquidation Event, the assets of the Corporation remaining for distribution to holders of Common Stock shall be insufficient to pay to each holder of shares of Common Stock the full amount to which they shall be entitled, the holders of shares of Common Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(ii)           Upon the completion of all distributions required by Section 3(d)(i) above, any remaining assets, if any, thereafter available for distribution to holders of Common Stock shall be divided among the holders of Common Stock in proportion to the respective amounts that were payable in respect of the shares held by them pursuant to Section 3(d)(i).

(e)           Mandatory Dividend, Redemption or Conversion in Tracking Series Brand Disposition.  Unless otherwise specified in the corresponding Certificate of Designation, in the event of a Disposition Event, the Corporation will, on or prior to the 120th Trading Day following the consummation of such Disposition Event and in accordance with the applicable provisions of this Section 3(e), take the actions referred to in any of clauses (i), (ii), (iii) or (iv) below, as elected by the Board of Directors:

(i)            the Corporation may declare and pay a dividend in cash, securities (other than shares of the corresponding Tracking Series) or other assets, or any combination thereof, to the holders of outstanding shares of the corresponding Tracking Series, with an aggregate Fair Value (subject to adjustment as provided below) equal to the Allocable Net Proceeds of such Disposition Event as of the Determination Date, with such dividend to be paid in accordance with the applicable provisions of paragraphs (c)(ii) of this Section 3; or

(ii)           if such Disposition Event involves all (not merely substantially all) of the assets of the corresponding Tracking Series Brand, the Corporation may redeem all outstanding shares of such Tracking Series for cash, securities (other than shares of the applicable Tracking Series) or other assets, or any combination thereof, with an aggregate Fair Value equal to the Allocable Net Proceeds of such Disposition Event, such aggregate amount to be allocated among all shares of such Tracking Series outstanding as of the Determination Date on an equal per share basis (subject to the provisions of this paragraph (e)):

(iii)          the Corporation may convert each outstanding share of such Tracking Series into a number (or fraction) of fully paid and non-assessable shares of Platform Common Stock pursuant to Section 3(a)(ii); or

(iv)          the Corporation may combine all or any portions of clauses (i), (ii) or (iii) of this paragraph (e) on a pro rata basis among all holders of such Tracking Series.

(f)            No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

(g)           Reservation of Conversion Shares.  The Corporation may not effect any conversion of any shares of any Tracking Series into Platform Common Stock unless prior to the Determination Date the Corporation shall have reserved out of its authorized but unissued Common Stock, such number of shares of Platform Common Stock as would become issuable upon the conversion of all shares of such Tracking Series as of the Determination Date.

Section 5.            Power to Sell and Purchase Shares. Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any series of stock herein or hereafter authorized to such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issuance or sale of the same number of shares of another series, and as otherwise permitted by law.  Subject to the requirements of applicable law, the Corporation shall have the power to purchase all or any part of any shares of any series of stock herein or hereafter authorized from such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another series, and as otherwise permitted by law.

Section 6.              Definitions.  For purposes of this Certificate of Incorporation:

“Allocable Net Proceeds” as of any date means, unless otherwise specified in the corresponding Certificate of Designation, with respect to any Disposition Event, an amount, if any, equal to the fair value, as determined in good faith by the Board of Directors, of what remains of the gross proceeds of such Disposition Event to the Corporation after any payment of, or reasonable provision for, (A) any taxes payable by the Corporation or any of its subsidiaries in respect of such Disposition Event or in respect of any resulting dividend or redemption pursuant to clause (i), (ii) or (iv) of Section 3(e) of this Article IV (or that would have been payable but for the utilization of tax benefits attributable to any other segment or business unit of the Corporation other than the applicable Tracking Series Brand), (B) any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses and (C) any liabilities and other obligations (contingent or otherwise) of, or attributed to, the corresponding Tracking Series Brand, including, without limitation, any liabilities for deferred taxes, any indemnity or guarantee obligations incurred in connection with the Disposition Event or any liabilities for future purchase price adjustments.

“Applicable Conversion Ratio” shall mean, unless otherwise specified in the corresponding Certificate of Designation, the amount (calculated to the nearest five decimal places) obtained by dividing (i) the Fair Value of a share of the corresponding Tracking Series, by (ii) the Fair Value of a share of Platform Common Stock.

“Attributable Earnings” for any period and any Tracking Series, unless otherwise specified in the corresponding Certificate of Designation, shall mean the net earnings of the corresponding Tracking Series Brand for such period determined on a basis consistent with the determination of the net earnings of such Tracking Series Brand for such period as presented in the reconciling schedules to the consolidated financial statements of the Corporation for such period, including income and expenses of the Corporation attributed to the operations of such Tracking Series Brand on a substantially consistent basis, including, without limitation, corporate administrative costs, net interest, income taxes and any applicable share of a Covered Amount (as defined below) with respect to another Tracking Series; provided, however, that to the extent that the Corporation is unable to enforce its ownership rights with respect to one or more of the Underlying Assets of any Tracking Series Brand as a result of any Debtor Relief Laws and as a consequence thereof the Corporation does not receive all earnings from the corresponding Underlying Assets that the Corporation would have otherwise been entitled to receive, absent such Debtor Relief Laws, then any shortfall of earnings that the Corporation otherwise would have been entitled to receive absent such Debtor Relief Laws (each, a “Covered Amount”) shall be deemed to be included in the earnings for purposes of calculating the applicable Attributable Earnings with respect to the corresponding Tracking Series Brand and such Covered Amount shall be deemed to be a general expense of the Corporation proportionately attributable to each series of outstanding Common Stock.

“Average Market Value” of a share of any series of Common Stock that is Publicly and Actively Traded means the average of the daily Market Values of one share of such series of Common Stock over the applicable period prescribed in this Certificate.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Covered Amount” has the meaning given such term in the definition of Attributable Earnings.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief statute, law, ordinance, rule or regulation of the United States of America, any State thereof or the District of Columbia, or other applicable jurisdictions from time to time in effect.

“Deemed Liquidation Event” means:

(i)            a merger or consolidation in which:

(A)          the Corporation is a constituent party, or

(B)          a direct or indirect subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation;

except any such merger or consolidation involving the Corporation or a direct or indirect subsidiary in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold immediately following such merger or consolidation at least a majority by voting power and economic interest of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a direct or indirect wholly owned subsidiary of another corporation immediately following such merger or consolidation, the direct or indirect parent corporation of such surviving or resulting corporation; or

(ii)           the sale, lease, transfer or other disposition, in a single transaction or a series of related transactions, by the Corporation or any of its subsidiaries of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole, except where such sale, lease, transfer or other disposition is to a direct or indirect wholly-owned subsidiary of the Corporation.

“Determination Date” means the date designated by the Board of Directors for determination of any event pursuant to this Certificate of Incorporation, including a Deemed Liquidation Event or a determination of an Applicable Conversion Ratio.

“Disposition Event” means the sale, transfer, exchange, assignment or other disposition (whether by merger, consolidation, sale or contribution of assets or stock or otherwise) by the Corporation or any of its affiliates, in one transaction or a series of related transactions, of all or substantially all of the assets of a Tracking Series Brand to one or more Persons; provided, however, that the term “Disposition Event” does not include any Deemed Liquidation Event.

“Fair Value” as of any date means: (i) in the case of any share of any series of Common Stock that is Publicly and Actively Traded, the Average Market Value of a share of such series of common stock over the 20-Trading Day period ending on the Trading Day preceding the Determination Date; or (ii) in the case of any share of any series of Common Stock that is not Publicly and Actively

Traded, the fair value thereof as determined by an independent investment banking or appraisal firm experienced in the valuation of such securities or property selected in good faith by the Board of Directors of the Corporation or a committee thereof, provided, however, that to the extent that our board of directors determines in its good faith judgment that such series does not have any material value in terms of assets attributable to such series, including but not limited to any material future brand income or assets, or events or circumstances that the Board of Directors believe could reasonably result in material brand income in the future, then the fair value for such series may be determined by the Board of Directors in their good faith judgment alone. Any such valuation determination will be made, whether by the Board of Directors or any independent investment banking, financial advisory or other valuation firm, based on the contractual value of the brand assets related to the applicable tracking series, and shall not include any discount for lack of marketability or liquidity or any minority interest discount (including that such series may not have the rights contractually or otherwise, to receive dividends).

“Market Value” of a share of any Publicly and Actively Traded series of Common Stock on any Trading Day means the volume weighted average price per share of such series of Common Stock in respect of the period from scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day, or in case no reported sale takes place on such Trading Day the average of the reported closing bid and asked prices of a share of such stock on such Trading Day, or if such closing bid and asked prices are not available, the market value of a share of such stock as determined by the Board of Directors; provided that, for purposes of determining the Average Market Value for any period, (i) the “Market Value” of a share of any series of Common Stock on any day during such period prior to the “ex” date or any similar date for any dividend paid or to be paid with respect to such series of Common Stock will be reduced by the fair market value of the per share amount of such dividend as determined by the Board of Directors and (ii) the “Market Value” of a share of stock on any day during such period prior to (A) the effective date of any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of outstanding shares of such series of Common Stock or (B) the “ex” date or any similar date for any dividend with respect to any such series of Common Stock in shares of such series of Common Stock will be appropriately adjusted to reflect such subdivision, combination, dividend or distribution.

“Platform Common Stock Available Dividend Amount,” as of any date, shall mean an amount equal to the excess of the total assets of the Corporation legally available for distribution pursuant to the DGCL, less the Tracking Series Available Dividend Amount for all other then outstanding series of Common Stock that are designated as a “Tracking Series” as of such date.

“Publicly and Actively Traded” means with respect to shares of any series of Common Stock, that as of any Determination Date such shares are actively traded on the Trading Platform,  as determined in good faith by the Board of Directors of the Corporation or any committee of the Board.

“Tracking Series,” shall mean any series of Common Stock that the Board of Directors of the Corporation may from time to time designate as a “Tracking Series” pursuant to a Certificate of Designation.

“Tracking Series Available Dividend Amount,” as of any date, shall mean with respect to the corresponding Tracking Series, unless otherwise specified in the corresponding Certificate of Designation, (i) an amount equal to the excess of (A) an amount equal to the total assets of the corresponding Tracking Series Brand less the total liabilities of such Tracking Series Brand as of such date over (B) the aggregate par value of, or any greater amount determined to be capital in respect of, all outstanding shares of such Tracking Series or (ii) in case there is no such excess, an amount equal to the Attributable Earnings to the Tracking Series Brand (if positive) for the fiscal year in which such date occurs and/or the preceding fiscal year.

“Tracking Series Brand” shall mean, as of any date, with respect to a corresponding Tracking Series, unless otherwise specified in the corresponding Certificate of Designation, (i) the Underlying Assets; (ii) all assets and liabilities and businesses of the Corporation or any of its subsidiaries to the extent attributed to such Underlying Assets as of such date; (iii) all assets, liabilities and businesses acquired or assumed by the Corporation for the account of such Underlying Assets, or contributed, allocated or transferred to such Tracking Series Brand (including the net proceeds of any issuances, sales or incurrences for the account of such Tracking Series Brand of shares of Common Stock, or indebtedness of the Corporation attributed to the Tracking Series Brand), in each case, after the date hereof and as determined by the Board of Directors; and (iv) the proceeds of any disposition of any of the foregoing.

“Trading Day” shall mean each day on which shares of the relevant series of Common Stock or other security is traded on the Trading Platform.

“Trading Platform” means (i) the over-the-counter trading platform operated by Fantex Brokerage Services, LLC on which generally the various series of Common Stock are traded or (ii) any of The New York Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market or the NASDAQ Capital Market (or any of their respective successors).

“Underlying Assets,” shall mean, with respect to the corresponding Tracking Series, unless otherwise specified in the corresponding Certificate of Designation, the direct or indirect interest of the Corporation in the assets designated as Underlying Assets in the Certificate of Designation establishing such Tracking Series.

ARTICLE V

BOARD OF DIRECTORS

Section 1.              Powers of the Board.  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.  In addition to the powers and authority expressly conferred upon them by applicable law or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 2.              Classification of the Board.  The directors shall be divided into three classes, designated as Class I, Class II and Class III, as nearly equal in number as possible.  Directors shall initially be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors.  At the first annual meeting of stockholders following the effectiveness of this Certificate of Incorporation (the “Qualifying Record Date”), the term of office of the Class I directors shall expire and Class I directors shall be elected for a term expiring at the third succeeding annual meeting.  At the second annual meeting of stockholders following the Qualifying Record Date, the term of office of the Class II directors shall expire and Class II directors shall be elected for a term expiring at the third succeeding annual meeting.  At the third annual meeting of stockholders following the Qualifying Record Date, the term of office of the Class III directors shall expire and Class III directors shall be elected for a term expiring at the third succeeding annual meeting.  At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Notwithstanding the foregoing provisions of this Section 2 of Article V, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation,

disqualification, retirement, or removal.

Section 3.              Number of Directors.  The total number of authorized directors constituting the Board of Directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the directors then in office.

Section 4.              Removal of Directors.  Except as otherwise required by applicable law, (a) until such time as Fantex Holdings, Inc. or one of its affiliates (“Holdings”) ceases to beneficially own shares of Common Stock representing at least a majority of the voting power (“Holdings Control”) of all the then outstanding shares of stock of the Corporation entitled to vote at an election of directors (the “Voting Stock”), the Board of Directors or any individual director may be removed from office at any time with or without cause by the affirmative vote of the holders of a majority of the voting power of the Voting Stock and (b) from and after such time as Holdings beneficially owns less than a majority of the voting power of the Voting Stock (“Common Control”), the Board of Directors or any individual director may be removed from office at any time with or without cause only by the affirmative vote of the holders of seventy-five percent (75%) of voting power of the Voting Stock.

Section 5.              Vacancies and Newly Created Directorships.  Except as otherwise required by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders.  Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class in which the vacancy or newly created directorship was created or occurred and until such director’s successor shall have been elected and qualified or until such director’s earlier death, resignation, disqualification, retirement, or removal.

Section 6.              Bylaws.  The Board of Directors is expressly authorized to make, alter or repeal Bylaws of the Corporation.  Notwithstanding the foregoing, the Bylaws of the Corporation may be rescinded, altered, amended or repealed in any respect by the stockholders by the affirmative vote of the holders of (a) a majority of the voting power of the Voting Stock while the Corporation is under Holdings Control and (b) at least seventy-five percent (75%) of the voting power of the Voting Stock while the Corporation is under Common Control.

Section 7.              Elections of Directors.  Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Section 8.              Officers.  Except as otherwise expressly delegated by resolution of the Board of Directors, the Board of Directors shall have the exclusive power and authority to appoint and remove officers of the Corporation.

ARTICLE VI

STOCKHOLDERS

Section 1.              Actions by Consent.  Any action required or permitted to be taken by the stockholders of the Corporation may be effected by an action by written consent in lieu of a meeting through the written consent of the holders of outstanding capital stock having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting at which all shares of capital stock entitled to vote thereon were present and voted; provided, that while the Corporation is under Common Control, any action required or permitted to be taken by the stockholders of the Corporation must be effected only at a duly called annual or special meeting of such stockholders and may not be effected by any written consent in lieu of a meeting by such stockholders.

Section 2.              Special Meetings of Stockholders.  Special meetings of stockholders of the Corporation may be called at any time by the Chairman of the Board of Directors or by the Secretary of the Corporation upon direction of the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors, but such special meetings may not be called by any other person or persons; provided, however, that notwithstanding the foregoing, special meetings of stockholders of the Corporation shall be called at any time by the Secretary of the Corporation upon the request of the holders of a majority of the voting power of the Voting Stock while the Corporation is under Holdings Control.

Section 3.              Meeting Location.  Meetings of stockholders may be held within or outside the State of Delaware, as the Bylaws of the Corporation may provide.  The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE VII

LIABILITY AND INDEMNIFICATION

Section 1.              Director Liability.  To the maximum extent permitted by the DGCL, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended, automatically and without further action, upon the date of such amendment.

Section 2.              Right to Indemnification.

(a)           Directors and Officers.  The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or any predecessor of the Corporation, or, while a director or officer of the Corporation, is or was serving at any other corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans as a director or officer at the request of the Corporation or any predecessor to the Corporation, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person.  Notwithstanding the preceding sentence, expect as otherwise provided in Section 2(c) of this Article VII, the Corporation shall be required to indemnify a person in connection with a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by such person was authorized in the specific case by the Board of Directors of the Corporation.  The Corporation shall pay the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the DGCL, as the same exists or may hereafter be amended, provided however, that to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by such person to repay all amounts advanced if it should be ultimately determined that such person is not entitled to be indemnified under this Article VII or otherwise..

(b)           Employees and Agents.  This Article VII shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and advance expenses to employees or agents when and as authorized by appropriate corporate action.

(c)           Claims.  If a claim for indemnification under this Article VII (following the final disposition of such proceeding) is not paid in full within sixty days after the Corporation has received a claim therefor, or if a claim for any advancement of expenses under this Article VII is not paid in full within thirty days after the Corporation has received a statement or statements requesting such amounts to be advanced, such person shall thereupon (but not before) be entitled to file suit to recover the unpaid amount of such claim.  If successful in whole or in part, such person shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law.  In any such action, the Corporation shall have the burden of proving that the such person is not entitled to the requested indemnification or advancement of expenses under applicable law.

(d)           Nonexclusivity of Rights.  The rights conferred on any person by this Article VII shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the Bylaws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

(e)           Other Sources.  The Corporation’s obligation, if any, to indemnify or to advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

Section 3.              Amendment or Repeal.  Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VIII

SECTION 203

The Corporation shall not be governed by Section 203 of the DGCL (or any successor provision thereto) (“Section 203”), and the restrictions contained in Section 203 shall not apply to the Corporation, until immediately following the time at which both of the following conditions exist (if ever): (a) Section 203 by its terms would, but for the provisions of this Article VIII, apply to the Corporation; and (b) Holdings does not beneficially own shares of capital stock of the Corporation representing at least fifteen percent (15%) of the voting power of all the then outstanding shares of capital stock of the Corporation, and the Corporation shall thereafter be governed by Section 203 if and for so long as Section 203 by its terms shall apply to the Corporation.

ARTICLE IX

EXCLUSIVE FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Delaware Court”) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director or officer,  of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws of the Corporation, (d) any action to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws of the Company, or (e) any action asserting a claim against the Corporation governed by the internal affairs doctrine.

ARTICLE X

AMENDMENT

Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law or by the Bylaws of the Corporation or by this Certificate of Incorporation (or by any Certificate of Designation), any alteration, amendment or repeal of Articles V, VI, VII, VIII, IX or X of this Certificate of Incorporation shall require the affirmative vote of (a) a majority of the voting power of the Voting Stock while the Corporation is under Holdings Control and (b) at least seventy-five percent (75%) of the voting power of the Voting Stock while the Corporation is under Common Control.

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IN WITNESS WHEREOF, the undersigned have executed this Amended and Restated Certificate of Incorporation on this        day of                 , 2013.

FANTEX, INC.

By:

Name:

Title: